EXHIBIT 99.2

Shareholder Letter: Third Quarter 2010 Results

Dear Investors,

Cytori’s recent progress has been defined by the following accomplishments:

•	Grew system installed-base in Europe, Asia and U.S., bringing cumulative revenue-generating units worldwide to 135;

•	Shipped 221 consumables, including 162 consumable re-orders during the third quarter;

•	Expanded European Celution® regulatory approval, which includes breast reconstruction and other medical indications such as the treatment of Crohn’s fistulas;

•	Received approval for and launched PureGraft™ into the U.S. and European plastic and reconstructive surgery markets;

•	Filed the protocol and identified initial sites for ADVANCE, the Company’s pivotal European heart attack trial, with enrollment anticipated to begin in the first quarter of 2011;

•	Prepared Celution® pre-IDE applications, which will be submitted to FDA to initiate a U.S. soft tissue defect repair trial; and

•	Capitalized the Company through 2012 from a public offering, raising $19.3 million in net proceeds.

Outlook

Cytori continues to expand the number of Celution® and StemSource® products in the field while simultaneously investing in growing system sales, consumable usage, and broadening the market.

With the recently expanded CE Mark approval, European sales activities will be increasingly focused on hospitals, where the new medical indications that the Celution® System received will facilitate market penetration. To illustrate this point, we recently received a written notice that the Tuscan regional government will fund the Celution® System and consumables on a limited basis to Careggi University Hospital, its lead cancer hospital in Florence, Italy. The grant will be limited to breast cancer reconstruction. Furthermore, sales growth should be helped by the release of complete results from RESTORE 2. This data will also facilitate the expansion of breast reconstruction reimbursement efforts in Europe. In addition, the recently CE-Mark approved PureGraft™ will be marketed as a broad based fat grafting product to the private pay plastic surgery market, sold both through direct channels and distributors. PureGraft™ users then provide an enhanced base of potential customers for the premium Celution® System.

The Asia Pacific commercial activities will continue to focus on a mix of research and cosmetic surgery sales, while looking to grow into at least one new region early next year. The U.S. sales activities will focus on penetrating the U.S. private pay autologous fat grafting market with PureGraft™, continuing StemSource® System sales for research and banking.

To extend our platform into additional medical markets and regions, we are preparing to initiate our European heart attack pivotal trial and we will submit IDE applications for repair of soft tissue defects in the U.S. We intend to begin enrolling patients in one of the proposed U.S. studies in 2011.

Product Sales

For the first nine months, we had shipments of 955 consumables compared to 868 in the first nine months of 2009. The cumulative number of revenue generating units has increased 59% over this time period from 85 to 135. This contributed to $5.9 million in product sales year to date, already surpassing our $5.8 million full year 2009 product revenue. In the third quarter, we had orders for 221 consumables, of which 162 were re-orders and eleven system sales worldwide, which contributed to $1.5 million in product sales.

	9-Mo 2010	9-Mo 2009	Q3 2010	Q3 2009
Revenue Generating Systems (cumulative)	135	85	135	85
Consumables Shipped	955	868	221	314
Consumable Re-Orders	727	521	162	185
% Reorders of Total Shipped	76%	60%	73%	59%

Revenue growth for the first nine months of 2010 compared to the same period in 2009 is due in part to increased demand for the Celution® System for private pay cosmetic surgery procedures and the sale of a StemSource® Cell bank in each of the first two quarters of 2010, compared with one similar sale in this time period in 2009. The decrease in third quarter revenue, compared to the second quarter of 2010, was related primarily to the absence of a StemSource® Cell Bank sale and a seasonal decline in consumable orders for elective cosmetic surgery procedures. Consumable shipments were also impacted by the completion of the initial enrollment phase of several investigator sponsored clinical studies. Our nine month results and our full year 2010 trends demonstrate a growing demand for our products.

The PureGraft™ System, which we launched in Europe and the U.S. is beginning to contribute to our revenues. PureGraft™ is a superior product which we believe to be setting the standard for autologous fat graft preparation. In Europe, this is an ideal complement to Celution® for cell-enriched fat grafting but is also attractive as a standalone product for non-cell-enriched procedures or those physicians not ready to purchase a Celution® System.

Cardiovascular Disease

Our most advanced Celution® System pipeline application is in cardiovascular disease. During the second quarter, we reported positive outcomes from two European clinical trials, one in acute heart attacks and another in chronic ischemic heart disease. PRECISE 18-month data is planned to be reported no later than the first quarter of 2011, with 18-month APOLLO data to follow.

Based on the outcome from the APOLLO heart attack trial, we are initiating a randomized, double-blind, placebo-controlled European heart attack approval trial, which will be named ADVANCE. This pivotal trial will incorporate the next-generation device, the Celution® One, which will be manufactured by the Olympus-Cytori Joint Venture and used under an investigational license. The process of site selection is underway. We expect to begin enrollment in the first quarter of 2011.

Celution® U.S.

In the U.S., we have made progress toward initiating a U.S. clinical trial with the Celution® System. Our strategy remains to simultaneously seek near term regulatory approval for the system as well as longer term clinical trials for specific indications. During the third quarter, we conducted multiple Celution® System application discussions with the FDA and have already submitted our first filing. Filings for additional applications, including IDE, will also be submitted this quarter. Based on subsequent feedback from the FDA, we will select which indication to move forward with first. We expect to initiate at least one U.S. trial in 2011.

12-Month Milestones

Key forthcoming milestones are as follows:

•	Broaden our installed base and consumable sales growth, expansion into the hospital market;

•	Report of 12-month RESTORE 2 results in the first quarter of 2011;

•	Initiate European heart attack approval trial using the Celution® One system;

•	Initiate U.S. soft tissue clinical trial;

•	Report 18-month results from the APOLLO trial;

•	Report 18-month results from the PRECISE trial; and

•	Formation of strategic partnership.

Finally, we would like to welcome Lloyd H. Dean to our Board of Directors. His depth of experience, ranging from executive and hospital management to commercialization and growth, will be instrumental as we continue to expand the reach of our products and grow our brand.

Regards,

Christopher J. Calhoun
Chief Executive Officer

Cautionary Statement Regarding Forward-Looking Statements

This shareholder letter includes forward-looking statements regarding events, trends and business prospects, which may affect our future operating results and financial position. Such statements, including, but not limited to, those regarding our forecasts for operating expenses and cash utilization rate through 2012, the expected increase of sales opportunities due to our expansion of Celution® System indications in Europe, our ability to successfully commercialize the PureGraft™ product,  the competitive capabilities of our PureGraft™ product versus other related products, our ability to leverage PureGraft™ products to increase the number of aesthetic or reconstructive procedures performed and for developing new Celution® accounts, system and consumable order trends, as well as our ability to obtain third party and governmental approvals for our clinical trials and reimbursement for our consumable sales and therefore increase adoption in the reconstructive surgery market,  are all subject to risks and uncertainties that could cause our actual results and financial position to differ materially. Some of these risks and uncertainties include, but are not limited to, risks related to our history of operating losses, the need for further financing and our ability to access the necessary additional capital for our business, inherent risk and uncertainty in the protection intellectual property rights, regulatory uncertainties regarding the collection and results of clinical data, uncertainties relating to the success of our sales and marketing programs, dependence on third party performance, as well as other risks and uncertainties described under the "Risk Factors" in Cytori's Securities and Exchange Commission Filings on Forms 10-K and 10-Q. We assume no responsibility to update or revise any forward-looking statements to reflect events, trends or circumstances after the date they are made.